Exhibit 99.3

NewAlliance Bancshares/Connecticut Bancshares/Alliance Bancorp of New England
Pro Forma Condensed Combined Statement of Income
(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp of New England assuming the companies had been combined on January 1, 2003, on a purchase accounting basis.

	For the Year Ended December 31, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments(a)	NewAlliance Bancshares (AsConverted)	Connecticut Bancshares	Alliance Bancorp	Pro Forma Acquisition Adjustments(b)		NewAllianceBancshares Connecticut Bancshares Allliance Bancorp Combined
	(In thousands)
Interest and dividend income:
Interest on loans	$70,926	—	70,926	97,609	17,102	(4,655	)(j)	180,982
Interest on securities	33,644	—	33,644	31,201	4,416	(8,954	)(w)	60,307

Total interest and dividend income	104,570	—	104,570	128,810	21,518	(13,609)		241,289

Interest expense:
Deposits	22,670	—	22,670	23,002	5,985	(5,419	)(o)	46,238
FHLB advances and other borrowings	7,726	—	7,726	25,106	3,376	(5,211	)(p)	30,997

Total interest expense	30,396	—	30,396	48,108	9,361	(10,630)		77,235

Net interest income before provision for loan losses	74,174	—	74,174	80,702	12,157	(2,979)		164,054
Provisions for loan losses	—	—	—	1,275	103	—		1,378

Net interest income after provision for loan losses	74,174	—	74,174	79,427	12,054	(2,979)		162,676
Non-interest income:
Depositor service charges and loan and servicing fees	9,710	—	9,710	15,422	3,779	—		28,911
Trust, investment and insurance fees	4,548	—	4,548	1,511	—	—		6,059
Other	3,516	—	3,516	8,369	(659)	—		11,226

Total non-interest income	17,774	—	17,774	25,302	3,120	—		46,196

Non-interest expense:
Salaries and employee benefits	36,469	3,655 (v)	40,124	35,841	6,458	(6,996	)(x)	75,427
Occupancy and furniture and fixture expense	10,922	—	10,922	7,252	1,978	(724	)(k)	19,428
Conversion and merger related charges	3,760	—	3,760	4,111	1,542	—		9,413
Other	13,789	—	13,789	15,627	2,534	14,675	(m)	46,625

Total non-interest expense	64,940	3,655	68,595	62,831	12,512	6,955		150,893

Income before provision for income taxes	27,008	(3,655)	23,353	41,898	2,662	(9,934)		57,979
Provision for income taxes	9,091	(1,279)	7,812	14,468	1,194	(3,477)		19,997

Net income	$17,917	$(2,376)	$15,541	$27,430	$1,468	$(6,457)		$37,982

Per common share information:
Earnings per share - basic	N/A		$0.14	$2.76	$0.54			$0.36
Earnings per share - diluted	N/A		0.14	2.54	0.51			0.36
Dividends paid	N/A		—	7,407	805			—
Average common shares issued and outstanding	N/A		106,952,659	9,927,804	2,700,537			106,952,659
Average diluted common shares issued and outstanding	N/A		106,952,659	10,810,286	2,863,846			106,952,659